Contact:     DIANE WUYCHECK
                                                       (412) 553-5911

                                             Date:     MAY 4, 1998


                  EQUITABLE RESOURCES NAMES SHELL OIL EXECUTIVE
                        MURRY S. GERBER PRESIDENT AND CEO

         PITTSBURGH -- The Board of Directors of Equitable Resources, Inc. (ERI) today announced the appointment of Murry S. Gerber, 45, as the energy company's president and chief executive officer. He will also serve as a director on the Company's Board. He succeeds Donald I. Moritz who has been serving, on an interim basis, as ERI's president and chief executive officer since July 1997. Mr. Gerber will assume his new position at ERI on June 1.

         A 20-year Shell Oil Company veteran, Mr. Gerber will be leaving his position as chief executive officer of Coral Energy, a Shell affiliate he helped to create in 1995. Previously, Mr. Gerber was treasurer of Shell Oil. Prior to that, he led the strategic planning and financial activities for Shell's domestic exploration and production business. In addition, he has been responsible for managing various exploration programs in the continental United States, Alaska and the offshore Gulf of Mexico. Mr. Gerber began his career at Shell in 1978 as a geologist.

         "Murry Gerber brings to ERI an impressive track record in exploration and production, marketing and financial management," said Thomas A. McConomy, a member of ERI's Board of Directors and chairperson of its executive search committee. "Mr. Gerber's well-balanced perspective will be instrumental in leading ERI's continuing development and growth in the rapidly changing energy industry."

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         Commenting on his appointment, Mr. Gerber said, "Equitable Resources is a financially strong and diversified energy company. I am encouraged about the Company's prospects for profitable growth in all of its businesses at a very dynamic time in the energy industry. I'm looking forward to my new role and to joining the Equitable family," he added.

         With this announcement, Donald I. Moritz, the Company's former CEO who assumed this position for the second time in his 42-year career with Equitable, will be retiring. During this interim period, Mr. Moritz is credited with effective stewardship of the Company. He will remain a director on ERI's Board and serve as chairman of its executive committee.

         Murry Gerber holds a master of science degree in geology from the University of Illinois and graduated with honors from Augustana College in Illinois where he earned a bachelor of arts degree in geology. He is a Chicago native and has resided in Texas and Louisiana during his career at Shell.

         Equitable Resources, Inc. (NYSE:EQT) is a fully-integrated energy exploration and production, distribution, marketing and energy services company. It offers customized energy (natural gas, gas liquids, crude oil and electricity) solutions to wholesale and retail customers with innovative products and services through three primary business segments -- ERI Supply & Logistics, ERI Utilities and ERI Services. ERI has customers and operations nationwide and in selected international locations.

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